Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Sytner Group Limited:

We consent to the use of our report dated February 24, 2017, with respect to the consolidated balance sheet of Sytner Group Limited as of December 31, 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year then ended and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.  The report appears in the December 31, 2016 Annual Report on Form 10-K of Penske Automotive Group, Inc., incorporated herein by reference. Neither the aforementioned financial statements nor the related financial statement schedule are included or incorporated by reference herein.

Our report dated February 24, 2017 contains an explanatory paragraph that states that our audit of internal control over financial reporting of Sytner Group Limited excluded an evaluation of the internal control over financial reporting of the Clare James Automotive (“Lightcliffe”) group of dealerships, which were acquired in July 2016.

/s/ KPMG LLP

Milton Keynes, United Kingdom
February 24, 2017